Exhibit (k)(iii)

FORM OF EXPENSE LIMITATION AGREEMENT

ALLIANCEBERNSTEIN L.P.

1345 Avenue of the Americas

New York, New York 10105

[DATE OF ADVISORY AGREEMENT], 2012

AllianceBernstein Multi-Manager Alternative Fund

1345 Avenue of the Americas

New York, New York 10105

Dear Sirs:

AllianceBernstein L.P. herewith confirms our agreement with you as follows:

1. You are a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the “Act”). You propose to engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Advisory Agreement dated as of [                    ], 2012 (the “Advisory Agreement”), you have employed us to manage the investment and reinvestment of your assets.

2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate expenses incurred by you, including but not limited to the fees payable to us pursuant to the Advisory Agreement (“Advisory Fees”), but not including (i) extraordinary expenses, (ii) interest expense, (iii) taxes, (iii) brokerage commissions and other transactions costs, and (v) the fees and expenses of pooled investment vehicles in which you invest (the “Limitation”). Under the Limitation, we agree that, through [TWELVE MONTHS FROM COMMENCEMENT OF OPERATIONS], such expenses shall not exceed 1.75% (the “Percentage Expense Limitation”) of your average monthly net assets.

To determine our liability for expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed as of the last day of each month by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year, or limitation period, if shorter (the “Prorated Limitation”). The Prorated Limitation shall be compared to your expenses recorded through the last day of each month in order to determine whether such recorded expenses exceed the expenses allowable in accordance with the Prorated Limitation (the “Allowable Expenses”). If Advisory Fees and your other expenses for the month exceed the Allowable Expenses, Advisory Fees for the month shall be reduced by such excess (“Unaccrued Fees”). In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible for the additional excess (“Other Expenses Exceeding Limit”). Cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit shall be paid to us in the future, provided that (1) no such payment shall be made to us after [THREE YEARS FROM COMMENCEMENT OF OPERATIONS], 2015, (2) such payment shall be made only to the extent that it does not cause your aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation, and (3) no such payment shall be made to us to the extent that the aggregate of such payments would exceed the amount of offering expenses (as defined by the Financial Accounting Standards Board) recorded by you for financial reporting purposes on or before [TWELVE MONTHS FROM COMMENCEMENT OF OPERATIONS], 20xx.

3. Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing your expenses outside the contours of this Agreement during any time period before or after [TWELVE MONTHS FROM COMMENCEMENT OF OPERATIONS]; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after [TWELVE MONTHS FROM COMMENCEMENT OF OPERATIONS], or, except as expressly set forth herein, prior to such date.

4. This Agreement shall become effective on the date hereof and remain in effect until [END OF FIRST THREE YEARS OF OPERATIONS], except that this Agreement may be terminated by your Board of Trustees and shall terminate automatically upon termination of the Advisory Agreement. Upon the expiration hereof or the automatic termination hereof upon termination of the Advisory Agreement, we shall have no claim against you for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.

5. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

ALLIANCEBERNSTEIN L.P.

By:

Agreed to and accepted

as of the date first set forth above.

ALLIANCEBERNSTEIN MULTI-MANAGER ALTERNATIVE FUND

By:

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